Exhibit 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

OceanFirst Financial Corp.:

We consent to incorporation by reference in the registration statement (No. 333-141746) on Form S-8, pertaining to the OceanFirst Financial Corp. 2006 Stock Incentive Plan, in the registration statement (No. 333-42088) on Form S-8, pertaining to the OceanFirst Financial Corp. 2000 Stock Option Plan, in the registration statement (No. 333-34143) on Form S-8, pertaining to the OceanFirst Financial Corp. 1997 Incentive Plan, in the registration statement (No. 333-34145) on Form S-8, pertaining to the Retirement Plan for OceanFirst Bank, of OceanFirst Financial Corp., and in the registration statement (No. 333-157366) on Form S-3, pertaining to the Fixed Rate Cumulative Perpetual Preferred Stock, Series A and a warrant to purchase shares of common stock of OceanFirst Financial Corp. of our reports dated March 15, 2011, with respect to the consolidated statements of financial condition of OceanFirst Financial Corp. and subsidiary as of December 31, 2010 and 2009 and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports are incorporated by reference in the December 31, 2010 Annual Report on Form 10-K of OceanFirst Financial Corp.

/s/ KPMG LLP

Short Hills, New Jersey
March 15, 2011